Exhibit 10.4
PRIVATE & CONFIDENTIAL

Andrew Frye

10 June 2019 Dear Andrew,

Employment Agreement

With reference to the recent discussion, Baxter Healthcare (Asia) Pte Ltd (the “Company”), is pleased to offer you employment under this Employment Agreement (“Agreement”) and as follows:

1.Conditions to Offer:

This offer is contingent upon:

a)your securing a valid work pass for employment in Singapore; and
b)your resignation from your employment with Baxter Healthcare (Thailand) Co., Ltd.

2.Position and Report

Your job title is SVP & President, APAC. During the term of your employment, the Company may assign you to different roles or position within the organization upon consultation with you.

You will continue to report to Jose Almeida, Chairman, CEO & President.

Your normal place of work is at the Company's office in Singapore but this will vary from time to time depending on the nature of your duties or upon reasonable instruction or direction of the Company. The official hours of work for the Company are 9:00 am to 6:00 pm (including an hour of lunch break) from Monday to Friday inclusive, with Saturdays and Sundays being rest days although you acknowledge that you will be able to work such hours as may be required for the proper performance of your duties without any further remuneration apart from that provided for in this Agreement.

3.Effective Transfer Date

Subject to your receipt of a valid work pass to work for the Company in Singapore, your transfer to the Company shall be effective on 1 August 2019 or any date which is mutually agreed between the Company and you in writing (“Effective Date”).

By your agreement to transfer to the Company on the Effective Date, you hereby accept and agree that your employment with Baxter Healthcare (Thailand) Co., Ltd. shall terminate by reason of your resignation on 31 July 2019.

Whilst your years of service with Baxter Healthcare (Thailand) Co., Ltd. will be recognized for the purposes of computing contractual and statutory benefits and entitlements under this Agreement, all contractual and statutory benefits and entitlements under your employment with Baxter Healthcare (Thailand) Co., Ltd. will cease with effect from 31 July 2019 and all contractual and

Baxter Healthcare (Asia) Pte Ltd    initials
150 Beach Road #30-01/08, Gateway West, Singapore 189720
T (65) 6826 1900 F (65) 6222 9927    Page 1 of 14

statutory benefits and entitlements are set out in this Agreement.

4.Salary, Bonus, Transportation Allowance and Benefits

a.Basic Salary & Annual Wage Supplement (AWS):

You will be paid a salary of S$71,923.00 per month. Your annual basic salary shall be S$935,000.00 per annum, inclusive of a 13th month annual wage supplement ("AWS"). To qualify for the AWS of any given year, you are required to have been continuously and actively employed by the Company up through 1 January of the following year. For 2019, your AWS will be prorated based on the Effective Date.

b.Salary Review:

Your annual basic salary shall be subject to an annual review in accordance with Company policy. Your next salary review is in April 2020 and each year in April thereafter, in accordance with the practice for all employees in Singapore.

c.Transport Allowance:

You will be eligible for transport allowance of S$4,000.00 per month or S$48,000.00 (per annum) and is subject to the Company’s transport allowance policy as may be amended by the Company from time to time. The transport allowance, being a fixed and regular amount, is compensation income subject to income tax or any other tax levied on compensation.

d.MICP Plan:

You will continue to be eligible to participate in the Management Incentive Compensation Program (MICP) with a bonus target of 75% of your annual salary.

To qualify for the MICP in any given year, you are required to have been continuously employed by the Company through 1st February of the following year. The actual bonus you will receive will vary depending on both business performance and your individual assessment for the year.

Your business region is Global Baxter. Please note that any payout under the MICP is dependent on the satisfaction of certain conditions and shall be at the absolute discretion of the Company. Any decision made by the Company with regards to such payout in any given year or period shall be final and binding.

e.CPF Special Allowance (in lieu of Singapore Social Security Contribution – CPF):

You will receive a special ex-gratia monthly allowance equivalent to the employer’s contribution as specified under the rules, terms and conditions that define Central Provident Fund (“CPF”) by way of payment of an additional 17% of your Salary capped at SGD 1,020 per month (the "CPF Ex-Gratia"). This fixed monthly allowance is not subject to the annual merit cycle and will remain constant during your employment in Singapore. This allowance will be subject to Singapore Income Tax. Upon you attaining Singapore permanent residency or Singapore citizenship, the CPF Ex-Gratia will cease and the Company will instead make CPF contributions according to the prevailing CPF contribution rates as stipulated by applicable laws and regulations directly to your CPF Account and the Company shall be entitled to recover from you the employee’s share of the contribution amount permitted in accordance with the Central Provident Fund Act, (Cap. 36) (if applicable).

Baxter Healthcare (Asia) Pte Ltd 150 Beach Road #30-01/08, Gateway West, Singapore 189720 T (65) 6826 1900 F (65) 6222 9927

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f.Annual Leave:

In addition to gazetted public holidays, your annual leave entitlement will be 30 days. You will not be able to use your annual leave to offset notice periods unless approved by the Company. For the avoidance of doubt, any annual leave you were entitled to during your employment with Baxter Healthcare (Thailand) Co., Ltd. will cease upon your resignation with Baxter Healthcare (Thailand) Co., Ltd.

g.Other Benefits:

You will be eligible for employee benefits and other employment programs offered by the Company which includes life and medical insurance as per the attached Schedule. For the avoidance of doubt, any benefit or employment programs administered by the Company shall be subject to amendment by the Company from time to time and any change shall be effective when implemented by the Company. Please note that such implementation is usually effective when published on the Baxter intranet website and may not be personally notified to all employees.

Save as expressly set out in this Agreement, you shall not be entitled to any other salary, compensation or benefit of any kind.

5.Deductions

To the extent permitted by law, the Company shall be entitled to deduct: (a) any amounts owed to the Company by you from your Salary; (b) any contributions to the Chinese Development Assistance Council Fund, the Eurasian Community Fund, the Mosque Building and Mendaki Fund and the Singapore Indian Development Association Fund (as may be applicable); (c) any other deductions which may be made as set out in the Employment Act, on termination of employment, you owe any money to the Company, the Company shall be entitled to deduct any such money from any Salary due to you to the extent permitted by law.

6.Taxes

You shall be fully responsible for all income tax or any other tax levied on your compensation under this Agreement under any competent jurisdiction.

7.Company Policies

You must also comply with all Company’s policies, including the Baxter Code of Conduct, which are applicable to all Affiliates of the Company, which shall be deemed to be incorporated by reference into this Agreement. You further acknowledge that Baxter and its Affiliates, being a leading health-care corporation, have a special obligation to ensure that our behavior as a company, and the actions of our employees meet the highest standards of business conduct. Please note that failure by you to comply with any such policy will be regarded as a breach of your employment under this Agreement and you may be subject to disciplinary or other actions of the Company. “Affiliates” means all companies under the common control of Baxter Corporation Inc.

8.Employee Handbook

In addition to the terms in this Agreement, you are also bound by the terms of the Company’s Employee Handbook which may be amended from time to time without prior notice. In the event of a conflict, the terms of this Agreement shall take precedence.

Baxter Healthcare (Asia) Pte Ltd 150 Beach Road #30-01/08, Gateway West, Singapore 189720 T (65) 6826 1900 F (65) 6222 9927

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9.Termination:

(a)The Company and you may terminate this Agreement without assigning any reason by giving three months’ written notice or payment in lieu of notice. In the event the Company terminates you in accordance with Section 19(d) herein assuming that you are not terminated pursuant to Section 9(b) below, you shall be entitled to 18 months of severance pay.

(b)Despite the forgoing provisions, the Company reserves the right to terminate your employment without notice in the event the Company, after due inquiry (if required under the Employment Act (Cap. 91)) of Singapore), considers that you have committed any act of gross misconduct or serious breach of the terms of this Agreement including, but not limited to, the following reasons:

(i)for your dishonest performance of duties or an intentional criminal offense against the Company;

(ii)if you intentionally cause damage to the Company;

(iii)if you violate the Company’s work rules, regulations or lawful and justifiable orders and a written warning thereof has previously been given by the Company, except in a serious case where the warning is not necessary. The written warning shall be effective for a period of 1 year from the date of the commission of the violation by you;

(iv)if your negligence causes serious damage to the Company;

(v)if you are sentenced to imprisonment by a final judgment. In this case, if it is an offense committed through negligence or petty offense, it must be a case where such offense has caused damage to the Company; and/or

(vi)if you cease to have the right to work in Singapore.

(c)In case that the Company terminates your employment for any reason other than provided in Section 9(b), the Company shall compensate you for:

(i)accrued annual leave for the previous year; and

(ii)unused annual leave calculated as of the termination date for the year of termination.

Notwithstanding anything in this Agreement, the Company however will not compensate you for any annual leave accrued during your employment with Baxter Healthcare (Thailand) Co., Ltd.

(d)You acknowledge and agree that your employment under this Agreement may be terminated according to the CIC Agreement (defined below).

(e)For the avoidance of doubt, the payment of severance pay shall not affect your entitlement to any of the following:

(i)any accrued but unpaid salary;

(ii)any payment in lieu of accrued but unused holiday; or

(iii)    the reimbursement of expenses, provided that all claims for reimbursement are submitted within four weeks after your termination from employment,

in relation, in each case, to the period before your termination from employment.

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Baxter Healthcare (Asia) Pte Ltd 150 Beach Road #30-01/08, Gateway West, Singapore 189720 T (65) 6826 1900 F (65) 6222 9927

(f)Upon resignation or termination, all items belonging to the Company must be returned. Such items would include, but are not limited to, any drawings, notebooks, manuals, documents, computerization of technical data, customer lists, specifications files, memoranda or other records of any nature belonging to the Company or any reproduction thereof which may have been provided to you during the course of your employment with the Company, and you shall not undertake or cause any action or deed to be done which might in any way affect the Company’s reputation of good standing or those of its products or services.

10.No Pre-existing Restrictions

Your acceptance of employment under this Agreement confirms that you have no obligations, oral or in writing, with any of your former employers which restrict your ability to be employed by the Company. You understand that your continued employment is contingent upon this representation. Additionally, the Company has not made this offer of employment to you in order to obtain from you any confidential or trade secret information of your former employers, and the Company will not ask you to use or disclose such confidential and trade secret information in your Baxter employment. Indeed, you have a continuing obligation not to use or disclose the confidential and trade secret information of your former employers, and, by entering into Baxter employment, you acknowledge that you will not use or disclose any of the confidential and trade secret information of your former employers.

11.Confidentiality & Restrictive Covenants

Under this Agreement and after termination thereof, you agree to use any and all confidential information, with which you may or will become familiar as a result of your employment with the Company only for the benefit of the Company or its affiliates and not to disclose it to any third parties, except in the necessary course of business for and on behalf of the Company or its affiliates. All information relating to the Company or its affiliates that is not generally known to the public (including any product or pricing information, client contacts or other client related information, any information relating to the Company’s or its affiliate’s operations, business or market strategy) disclosed to you in the course of your employment in the Company remains the property of the Company and you must not use such information in any way other than in the discharge of your duties to the Company.

Given the confidential information with which you may or will become familiar as a result of your employment with the Company and the significant value of such information to the Company, you agree that, in the event of your leaving the Company’s employment for any reason, for a period of one year thereafter, within the geographic limits which, Baxter Asia Pacific, and any of their competitors are or would be in actual competition:

i.not to directly or indirectly render services (either by employment or otherwise) to any such competitors of the Company or its affiliates; and
ii.not to directly or indirectly divert or seek to divert business from the Company, its affiliates and any of the customers of the Company and its affiliates; and
iii.not to induce, attempt to induce, or assist another to induce or attempt to induce any person to terminate his/her employment with the Company or its affiliates or to work for you or for any other person or entity.

(c)Intellectual Property

i.The parties acknowledge that you may create Inventions (whether alone or jointly) in the course of your employment with the Company and that you have a special obligation to further the interests of the Company in relation to such Inventions.

Baxter Healthcare (Asia) Pte Ltd 150 Beach Road #30-01/08, Gateway West, Singapore 189720 T (65) 6826 1900 F (65) 6222 9927

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Subject to the terms of the Copyright Act (Cap. 63), the Patent Act (Cap. 221), the Registered Designs Act (Cap. 266) and any other relevant laws, you must, promptly following creation, disclose to the Company all such Inventions and works embodying Intellectual Property of the Company (“Company Intellectual Property”).

ii.You acknowledge that (except to the extent prohibited by or ineffective in law) all Company Intellectual Property and materials embodying them automatically belong to the Company as from creation for the full term of those rights and (except to the extent prohibited by or ineffective in law), you now assign, by way of present and future assignment, any and all the right, title and interest to the Company (or its nominee).

iii.To the extent that any Company Intellectual Property does not vest in the Company automatically pursuant to this clause 11(c) (and except to the extent prohibited by or ineffective in law), You hold such property on trust for the Company absolutely and hereby grant to the Company an exclusive, royalty free licence to use such property in its discretion until such Company Intellectual Property fully vests in the Company.

iv.To the extent that any Inventions created by you (whether alone or jointly) at any time during the course of your employment are prohibited by or prevented in law from automatically vesting with the Company pursuant to this clause 11. You must, immediately upon creation of such rights, grant the Company a right of first refusal, in writing, to acquire them on arm's length terms to be agreed between the parties.

v.You confirm that you have disclosed all Prior Works to the Company. To the extent that no such disclosures have been made, you confirm there are no Prior Works.

vi.If in the course of your employment with the Company, you incorporate into a Company product, process or machine a Prior Work owned by you or in which you have an interest, the Company will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Work as part of or in connection with such product, process or machine. you acknowledge that the Salary and other benefits that the Company provides to you include consideration for the granting of such license.

vii.If any Company Intellectual Property is considered by the Company to be patentable, you are obliged, at the Company's written request, to assist the Company in applying at the Company's expense for the necessary patents. You agree:

A.to execute all such documents, both during and after your employment, as the Company may require to vest in the Company all right, title and interest pursuant to this Agreement;

B.to provide all such information and assistance and do all such further things as the Company may require to enable it to protect, maintain and exploit the Company Intellectual Property to the best advantage, including (without limitation), at the Company's request, applying for the protection of Inventions throughout the world;

C.to assist the Company in applying for the registration of any registrable Company Intellectual Property, enable it to enforce the Company Intellectual Property against third parties and to defend claims for infringement of third party Intellectual Property Rights;

D.not to apply or cause others to apply for the registration of any Company Intellectual Property in Singapore or any other part of the world without the prior written consent of the Company; and

Baxter Healthcare (Asia) Pte Ltd 150 Beach Road #30-01/08, Gateway West, Singapore 189720 T (65) 6826 1900 F (65) 6222 9927

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E.to keep confidential all Company Intellectual Property unless the Company has consented in writing to its disclosure by you.

viii.You acknowledge that, except as provided by any applicable laws, no further remuneration or compensation, other than that provided for in this Agreement, is or may become due to you in respect of your compliance with this clause.

ix.You must do nothing (whether by act or omission) during your employment or at any time thereafter to affect or imperil the validity of any Company Intellectual Property or Inventions.

x.Discretion as to prosecution, registration or exploitation of any Company Intellectual Property or Invention will be at the sole discretion of the Company. You agree without additional payment to do all such further things and execute (as a deed or otherwise) all such documents as the Company may reasonably require for the purposes of the prosecution of, or any proceedings concerning, any patent, Company Intellectual Property or Invention including, without limitation, the validity or infringement of it.

xi.You irrevocably appoint the Company as your attorney in your name to sign, execute, do or deliver on your behalf any deed, document or other instrument and to use your name for the purpose of giving full effect to this clause.

xii.Rights and obligations under this Agreement will continue in force after termination of this Agreement in respect of any Company Intellectual Property and will be binding on your representatives.

xiii.You voluntarily and unconditionally consent to all or any acts or omissions by the Company, or persons authorized by the Company, in relation to works which would otherwise infringe your moral rights.

xiv.You waive any and all existing and future moral rights in the works as against the Company, its successors and assigns and any licensee.

xv.You acknowledge that you have given this consent voluntarily and without reliance on any statement or representation made by the Company or anyone acting on the Company's behalf.

For the purposes of this clause, the following definitions shall apply: (I) "Intellectual Property Rights" means patents, Inventions, copyright and related rights, trademarks, trade names, service marks and domain names, rights in get-up, goodwill, rights to sue for passing off, design rights, semi-conductor topography rights, database rights, confidential information, moral rights, proprietary rights and any other Intellectual Property Rights in each case whether registered or unregistered and including all applications or rights to apply for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world; (II) "Inventions" means any invention, idea, discovery, development, improvement or innovation, processes, formulae, models or prototypes, whether or not patentable or capable of registration, and whether or not recorded in any medium (including, without limitation, any improvement thereto) and (III) "Prior Works" mean all Inventions and any patents, inventions, original works of authorship, developments, improvements, and trade secrets which you discovered, created, or made prior to your employment with the Company relating to the Company's actual, proposed or anticipated business, products or research and development, and which you have not assigned to the Company.

12.Personal Data

For the purposes of this Clause, “Personal Data” refers to all data, whether true or not, about an

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individual who can be identified from that data or from that data and other information to which the Company has or is likely to have access. Such data includes but is not limited to contact information (e.g. name, address, telephone number and email address) and billing information (e.g. bank account details, NRIC, passport or other equivalent identification number).

The Company recognises and respects your privacy rights with regard to Personal Data acquired during the course of your employment and for the purposes of managing or terminating your employment relationship with the Company and you hereby consent to the Company's collection, use, disclosure and processing of your Personal Data.

As evidence of its commitment to privacy, the Company collects, uses, discloses and processes Personal Data in accordance with the Singapore Personal Data Protection Act (No. 26 of 2012), it's Personal Data Protection Policy and other policies and procedures to ensure that respect for privacy is a key part of Baxter company culture and operations.

The Company reserves the right to update and amend the terms of its Personal Data Protection Policy and other policies and procedures from time to time in compliance with local legislation and/or to meet its global policy requirements and for any other purpose deemed reasonable by the Company. The Company will notify you of any amendments via announcements in an appropriate manner.

If you do not agree to the amended terms, you should inform the Company as soon as possible of the terms to which you do not consent. Pending such notice, if there is any inconsistency between these terms and the amended terms, the amended terms will prevail to the extent of the inconsistency.

If you would like to obtain a copy of the Company’s Personal Data Protection Policy, access your Personal Data, correct or update your Personal Data, or if you have any concerns or queries about the treatment of your Personal Data, or if you have any complaints about any of the foregoing matters, please contact the Company’s Human Resource Department or Baxter’s Data Protection Officer.

Baxter’s Data Protection Officer may be contacted at

Baxter International Inc.
Chief Privacy Officer, Global Privacy Office One Baxter Parkway Deerfield, IL 60015-4625
Contact No.: 1-800-294-5418
Email address: privacy@baxter.com

13.Continuing Effect

The termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any other accrued rights or remedies of the parties.

14.Entire Agreement

This Agreement, together with the prevailing Company policies, CIC Agreement and addendums, forms the entire agreement between you and the Company in relation to your employment with the Company.

This Agreement supersedes and entirely extinguishes all other oral or written understandings and agreements, arrangements and representations, express or implied, relating to your employment with the Company that may have existed prior to the date of this Agreement. Any such oral or written understandings and agreements, arrangements and representations, express or implied, shall be deemed to have been terminated by mutual consent.

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Baxter Healthcare (Asia) Pte Ltd 150 Beach Road #30-01/08, Gateway West, Singapore 189720 T (65) 6826 1900 F (65) 6222 9927

15.Severability

If any term in this Agreement is determined by a competent authority to be invalid, unlawful or unenforceable, then such term shall to that extent only be severed from the remaining terms and conditions in this Agreement which shall continue to be valid and enforceable to the fullest extent permitted by law.

16.Rights of Third Parties

Save for any affiliate of the Company, no person other than you and the Company shall have any rights under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any of the terms in this Agreement.

17.Remedies and Waivers

No failure on the part of any party hereto to exercise, and no delay in exercising any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or of the exercise of any other right. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

Any waiver or consent given by any party under this Agreement shall be in writing and may be given subject to such conditions as such party may impose. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

18.Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of Singapore.

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC Rules") for the time being in force, which rules are deemed to be incorporated by reference in this clause. The Tribunal shall consist of one arbitrator. The language of the arbitration shall be English.

19.Other Provisions:

(a)You will continue to be eligible for a special agreement in the event of a change in control of the Company (“CIC Agreement”). You will receive a new CIC Agreement based upon your Singapore employment.

(b)If the CIC Agreement does not apply to the termination of your employment, if your employment is terminated by the Company, other than for any of the reasons listed in Section 9(b) herein or due to poor performance or disability, the Company will provide you not more than sixty days following your termination of employment with a lump sum separation payment equal to 18 months’ base salary and bonus target (less any severance benefits payable under any applicable Baxter plan or benefit), provided that you have properly executed within forty-five days following the date of termination and not revoked a customary release of claims in a form reasonably acceptable to the Company. You hereby agree that this lump sum is inclusive of your statutory payments under Singapore laws, e.g. compensation in lieu of advance notice, severance pay, untaken annual leave, repatriation

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expenses, if any. You also agree that you, in accepting the benefits under this clause, shall have no right whatsoever to make any claim for any other payments or compensations from the Company and shall have no right to make any complaint to or bringing proceedings before any court or authority in respect of the Agreement against the Company including the claim in relation to unfair employment termination. The capitalized terms in this paragraph have the meanings provided in the CIC Agreement without regard to whether a change in control has occurred. This provision will remain effective unless and until the Company adopts a formal severance plan for the executive leadership team for which you are eligible.

(c)You will be required to own a minimum of Baxter stock equal to four times your base salary. You will have five years from your official Officer appointment to achieve this ownership level.

We are confident that you will continue to make a significant contribution to the team at Baxter and the Company as a whole. We look forward to working with you in expanding our businesses in this strategically important market. Please feel free to call us if you have any questions with regard to the terms of this offer.

Please express your agreement and acceptance of the employment details, terms and conditions by signing the original copy of this letter and returning it to the Company. This employment offer expires on 17 June 2019 at 5pm.

Yours faithfully,
for Baxter Healthcare (Asia) Pte Ltd

Director, Human Resources SEA & Global Functions - APAC

ACCEPTANCE & ACKNOWLEDGEMENT BY:

I have read this Agreement and accept employment on the terms and conditions stated above:
Name: Andrew R Frye	Date: July 1, 2018
Signature:	NRIC/ Passport No:

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Baxter Healthcare (Asia) Pte Ltd 150 Beach Road #30-01/08, Gateway West, Singapore 189720 T (65) 6826 1900 F (65) 6222 9927